Exhibit 99.2

News Release

Contact:	Joey Iske
Director of Investor Relations
708-457-4060
jiske@methode.com

McGinley Trusts Terminate Agreement with Methode Electronics, Inc.

CHICAGO, July 14, 2003 /PRNewswire-FirstCall/ — Methode Electronics, Inc. (Nasdaq: METHA) today announced that the William J. McGinley Marital Trusts (the “McGinley Trusts”) today gave notice of termination of the Agreement dated August 19, 2002, amended December 26, 2002, with Methode.  Under this Agreement, the McGinley Trusts and related family members had agreed to tender all of their shares of Class B common stock to Methode.

Warren Batts, Chairman of the Special Committee representing the Class A stockholders of the Company, said:  “We are disappointed that the McGinley family decided to take this action at a time when we have been attempting in good faith to reach a negotiated solution.  We will continue to try to negotiate with the family but there can be no assurance we will be able to get there.”

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.